EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Paramount Acquisition Corp. Obtains Extension to Complete Business Combination

New York, N.Y., April 25, 2007 — Paramount Acquisition Corp. (OTCBB:  PMQC, PMQCU, PMQCW) announced today that, pursuant to the provisions of its certificate of incorporation, it now has until October 27, 2007 to complete its business combination, having satisfied the criteria for extension set forth in the certificate of incorporation.

ABOUT PARAMOUNT ACQUISITION CORP.

Paramount Acquisition Corp. is a Specified Purpose Acquisition Company™ that was formed for the specific purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business in the healthcare industry.  Paramount raised net proceeds of approximately $53 million through its initial public offering consummated in October 2005 and exercise of the over-allotment option, and has dedicated its attention since the offering to seeking and evaluating business combination opportunities.

Paramount Acquisition Corp. is an affiliate of Paramount BioSciences, LLC, which focuses on the development of promising in-licensed drug candidates. Founded in 1991 by Lindsay A. Rosenwald, M.D., Paramount BioSciences is a unique drug development company that, with the assistance of its affiliated life sciences merchant bank, has created approximately 40 start-up companies over the past fifteen years.  Since its inception, Paramount BioSciences and its affiliated companies have been involved in the clinical development of more than sixty drug candidates — several of which have reached the market — and have over forty compounds in clinical development today.  Paramount BioSciences has extensive experience in all facets of the development of emerging life sciences companies and provides its portfolio companies a wide range of professional and financial support services.

5